Exhibit (e)(11)

From:

Global Blue Holding LP

Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

and

SL Globetrotter LP

Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

(together, the “SL Investors”)

To:

[***]

Dated: ________________

Transaction Bonus

We write to you to confirm your entitlement to a potential allocation of a cash bonus payment in connection with the Transaction.

The terms upon which you would be entitled to receive the Transaction Bonus Amount (and, if applicable, the Second Transaction Bonus Amount) are set out in the Appendices to this letter. Any capitalised terms that are used in this letter (the “Transaction Bonus Letter”) but not defined shall have the meaning given to them in the Appendices.

In the event that closing of the Offer does not occur, you will not be entitled to the Transaction Bonus Amount.

Should you have any questions regarding the contents of this Transaction Bonus Letter or the accompanying Appendices please contact Jeremy Henderson-Ross (jhendersonross@globalblue.com).

Your return of a signed copy of this Transaction Bonus Letter shall signify your agreement to be bound by the terms set out herein and in the Appendices.

Yours faithfully

SL Globetrotter LP acting by its general partner, SL Globetrotter GP, Ltd

/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Director

Global Blue Holding LP acting by its general partner, SL Globetrotter GP, Ltd

/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Director

I hereby accept and agree to be bound by the terms of this Transaction Bonus Letter including the terms of the Appendices.

Any payment that may be made under the Transaction Bonus (and, if applicable, the Second Transaction Bonus) (in due course) in my favour shall be paid into my bank account using the account details registered with Global Blue SA for payroll purposes.

I hereby undertake to communicate in writing to Global Blue SA any change in my bank account details.

/s/ Pier Francesco Nervini
Name: Pier Francesco Nervini
Date:

Appendix 1: Transaction Bonus

1. Overview

The transaction bonus (the “Transaction Bonus”) involves the payment to you of a cash sum equal to EUR 250,000 (which includes all Employee Taxes but excludes Employer Taxes) (the “Transaction Bonus Amount”) on the terms and conditions set out herein.

2. Definitions

Defined terms have the following meanings:

“Business Day” means any day of the year on which national banking institutions in New York, United States of America, Zurich, Switzerland and London, United Kingdom are open to the public for conducting business and are not required or authorised to be closed;

“Cause” means any reason for which the Company (or your employing entity) may, in accordance with the terms of your Employment Agreement, terminate your employment with immediate effect;

“Company” means Global Blue Group Holding AG;

“Employee Taxes” means all income tax, employee social security contributions and other employee-related taxes related to the Transaction Bonus Amount;

“Employer Taxes” means all employer tax and employer social security contributions related to the Transaction Bonus Amount;

“Employment Agreement” means the employment agreement between you and a member of the Group;

“Group” means the Company and its direct and indirect subsidiaries and holding companies from time to time;

“Merger” means the proposed squeeze-out merger following consummation of the Offer;

“Offer” means the proposed tender offer by Shift4 to acquire all of the outstanding shares of the Company;

“Shift4” means Shift4 Payments, Inc. (or its affiliates);

“Transaction” means the Offer and the Merger together; and

“Transaction Bonus Date” means the earlier to occur of (i) closing of the Merger; and (ii) the date that is 10 weeks after the closing of the Offer.

3. Condition

Your entitlement to receive the Transaction Bonus Amount is subject to you (i) not giving notice to terminate your employment with the Group (for any reason) and (ii) not receiving notice of termination of your employment for Cause, in each case prior to closing of the Offer.

In the event that a recipient forfeits their right to receive their Transaction Bonus, an amount equal to such forfeited Transaction Bonus shall be reallocated on a pro rata basis to the other recipients of the Transaction Bonus (including you, if applicable) (any such amount, a “Pro Rata Reallocation”).

4. Payment of Transaction Bonus Amount

Subject to satisfaction of the Condition, the Transaction Bonus Amount (and, if applicable, any Pro Rata Reallocation) shall be due within 10 Business Days of the Transaction Bonus Date (the “Transaction Bonus Payment Date”). The Transaction Bonus Amount will be converted from EUR to your local currency at the prevailing exchange rate as determined by the Company.

On the Transaction Bonus Payment Date:

(i) the SL Investors shall, for administrative purposes, pay to the Company (or its subsidiary) the Transaction Bonus Amount plus an amount equal to all Employer Taxes, in such proportions as the SL Investors may determine; and

(ii)  the Company (or its subsidiary) shall then pay your Transaction Bonus Amount to you via payroll subject to deduction of all Employee Taxes (if required under applicable law to be taxed at source) on behalf of the SL Investors to the same bank account into which you receive your usual salary payment from the Group.

Alternatively, and notwithstanding the foregoing, the SL Investors may at their sole discretion elect to pay your Transaction Bonus Amount directly to you on the Transaction Bonus Payment Date, subject to deduction of all Employee Taxes (if required under applicable law to be taxed at source), in such proportions as the SL Investors may determine. In such a case, the SL Investors shall pay to the Company (or its subsidiary) an amount equal to all Employee Taxes taxed at source plus Employer Taxes required to be paid by such entity.

5. Tax

Any payment to you pursuant to the Transaction Bonus Letter shall be made subject to deduction of all Employee Taxes (if required under applicable law to be taxed at source).

The Company (or the relevant employing entity) shall be responsible for any withholdings of Employee Taxes (if required under applicable law to be taxed at source) and payment of Employer Taxes.

6. No dealings	The entitlement and Transaction Bonus Letter (including this Appendix) is personal to you and may not be assigned and cannot be encumbered in any way.

7. No continued employment	Without prejudice to your entitlement to a Transaction Bonus in accordance with the Transaction Bonus Letter (including this Appendix), nothing contained in the Transaction Bonus Letter (including this Appendix) shall: (i) confer upon you the right to continue in employment or engagement with the Group; (ii) constitute any contract or agreement of service; or (iii) interfere in any way with the right of any member of the Group to terminate your employment or engagement at any time, for any reason, with or without Cause.

8. Miscellaneous

Eligibility to receive the Transaction Bonus Amount and any Transaction Bonus Amount that you may receive is extraordinary and exceptional compensation that shall not form part of your entitlement to remuneration, salary or benefits and the Transaction Bonus Amount and any other benefits provided under the Transaction Bonus shall be excluded from the calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards and shall not be pensionable or included in any retirement benefits or salary review calculations.

The Transaction Bonus is governed solely by this Appendix and the Transaction Bonus Letter. No person shall have any right or expectation to an entitlement to a potential allocation of the Transaction Bonus at any time, except to the extent set out in a Transaction Bonus Letter.

This Appendix may only be amended by the SL Investors in prior written agreement with Jacques Stern (the “CEO”).

9. Governing law

The Transaction Bonus, this Appendix and the Transaction Bonus Letter shall be governed by the laws of England and Wales.

The courts of England and Wales shall have exclusive jurisdiction to settle all disputes arising out of or in connection with the Transaction Bonus, this Appendix and/or the Transaction Bonus Letter.

Appendix 2: Second Transaction Bonus

1. Overview

The second transaction bonus (the “Second Transaction Bonus”) involves the potential payment to you of a cash sum equal to your Retention Bonus Amount in the event the Retention Bonus would become null and void in accordance with Clause 4 of the terms of the proposed amendment to your Employment Agreement.

Such potential cash sum is referred to herein as your “Second Transaction Bonus Amount”. For the avoidance of doubt, you shall not be entitled to any Second Transaction Bonus Amount if you have received a Retention Bonus Amount.

2. Definitions

Defined terms have the following meaning assigned to them:

“Business Day” means any day of the year on which national banking institutions in New York, United States of America, Zurich, Switzerland and London, United Kingdom are open to the public for conducting business and are not required or authorised to be closed;

“Cause” means any reason for which the Company (or your employing entity) may, in accordance with the terms of your Employment Agreement, terminate your employment with immediate effect;

“Company” means Global Blue Group Holding AG;

“Employee Taxes” means all income tax, employee social security contributions and other employee-related taxes related to the aggregate Second Transaction Bonus;

“Employer Taxes” means all employer tax and employer social security contributions related to the aggregate Second Transaction Bonus;

“Employment Agreement” means the employment agreement between you and a member of the Group, as amended on or around the date of the Transaction Bonus Letter to incorporate the entitlement to the Retention Bonus Amount;

“Group” means the Company and its direct and indirect subsidiaries and holding companies from time to time;

“Merger” means the proposed squeeze-out merger following consummation of the Offer;

“Offer” means the proposed tender offer by Shift4 to acquire all of the outstanding shares of the Company;

“Retention Bonus” has the meaning given to it in the Employment Agreement;

“Retention Bonus Amount” has the meaning given to it in the Employment Agreement (including any Reallocation, if applicable);

“Retention Bonus Expiry Date” means the date that is 12 months following closing of the Offer;

“Severance Pay” means any legal severance pay to which you may be entitled to in connection with the termination of your employment, excluding:

(i) any notice period salary payments that you may be entitled to pursuant to your Employment Agreement; and

(ii)  any compensation that you may be entitled to pursuant to your Employment Agreement as a consequence of your employing entity or the Group enforcing the non-compete clause therein;

“Shift4” means Shift4 Payments, Inc. (or its affiliates); and

“Transaction” means the Offer and the Merger together.

3. Conditions

Your entitlement to receive your Second Transaction Bonus Amount is subject to:

(i) the Retention Bonus not being paid in accordance with the terms of the proposed amendment to your Employment Agreement, such that you have not received a Retention Bonus Amount;

(ii)  closing of the Offer occurring (“Offer Closing”); and

(iii)  you remaining employed by the Group during the 12-month period from the date on which Offer Closing occurs (whether or not on your notice period, where your employment is terminated without Cause) (the “Retention Period”).

You will forfeit your right to receive your Second Transaction Bonus Amount immediately upon the earlier of you at any point during the Retention Period:

(i) giving notice to terminate your employment with the Group only if such notice expires prior to the end of the Retention Period for any reason; or

(ii)  receiving notice of termination of your employment for Cause.

4. Payment of Second Transaction Bonus Amount

Subject to satisfaction of the Conditions, the Second Transaction Bonus Amount shall be due within 10 Business Days of the Retention Bonus Expiry Date (the “Second Transaction Bonus Payment Date”). The Second Transaction Bonus Amount will be converted from EUR to your local currency at the prevailing exchange rate as determined by the Company.

On the Second Transaction Bonus Payment Date:

(i) the SL Investors shall, for administrative purposes, pay to the Company (or its subsidiary) the aggregate Second Transaction Bonus Amount plus an amount equal to all Employer Taxes, in such proportions as the SL Investors may determine; and

(ii)  the Company (or its subsidiary) shall then pay your Second Transaction Bonus Amount to you via payroll net of all Employee Taxes (if required under applicable law to be taxed at source) on behalf of the SL Investors to the same bank account into which you receive your usual salary payment from the Group.

Alternatively, notwithstanding the foregoing, the SL Investors may at their sole discretion elect to pay your Second Transaction Bonus Amount directly to you on the Second Transaction Bonus Payment Date, net of all Employee Taxes (if required under applicable law to be taxed at source). In such a case, the SL Investors shall pay to the Company (or its subsidiary) an amount equal to all Employee Taxes taxed at source plus Employer Taxes required to be paid by such entity.

5. Severance Pay	If your employing entity terminates your employment during the Retention Period (other than for Cause), any Severance Pay shall be deemed to be included in the Second Transaction Bonus Amount, or the Retention Bonus, as applicable and shall not be payable to you in addition to the Second Transaction Bonus Amount, or Retention Bonus, as applicable, provided that if the amount of Severance Pay exceeds the Second Transaction Bonus Amount, or Retention Bonus, as applicable, you shall be entitled to the difference between the two as an additional payment.

6. Tax

Any payment to you pursuant to the Second Transaction Bonus shall be made subject to deduction of all Employee Taxes (if required under applicable law to be taxed at source).

The Company (or the relevant employing entity) shall be responsible for any withholdings of Employee Taxes (if required under applicable law to be taxed at source) and payment of Employer Taxes.

You are responsible for seeking your own tax advice in respect of the Second Transaction Bonus.

7. No dealings	The entitlement and Transaction Bonus Letter (including this Appendix) is personal to you and may not be assigned and cannot be encumbered in any way.

8. No continued employment	Without prejudice to your entitlement to a Second Transaction Bonus in accordance with the Transaction Bonus Letter (including this Appendix), nothing contained in the Transaction Bonus Letter (including this Appendix) shall: (i) confer upon you the right to continue in employment or engagement with the Group; (ii) constitute any contract or agreement of service or contract or agreement for service; or (iii) interfere in any way with the right of any member of the Group to terminate your employment or engagement at any time, for any reason, with or without Cause.

9. Miscellaneous

Eligibility to receive the Second Transaction Bonus Amount and any Second Transaction Bonus Amount that you may receive is extraordinary and exceptional compensation that shall not form part of your entitlement to remuneration, salary or benefits and the Second Transaction Bonus Amounts and any other benefits provided under the Second Transaction Bonus shall be excluded from the calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards or any other variable remuneration and shall not be pensionable or included in any retirement benefits or salary review calculations.

The Second Transaction Bonus is governed solely by this Appendix and the Transaction Bonus Letter. No person shall have any right or expectation to an entitlement to a potential allocation of the Second Transaction Bonus at any time, except to the extent set out in a Transaction Bonus Letter.

This Appendix may only be amended by the SL Investors in prior written agreement with the CEO.

10. Governing law

The Second Transaction Bonus, this Appendix and the Transaction Bonus Letter shall be governed by the laws of England and Wales.

The courts of England and Wales shall have exclusive jurisdiction to settle all disputes arising out of or in connection with the Second Transaction Bonus, this Appendix and/or the Transaction Bonus Letter.